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                                                                     EXHIBIT 8.1

                      [RAY, QUINNEY & NEBEKER LETTERHEAD]

                                              February 7, 1997

Research Medical, Inc.
6864 South 300 West
Midvale, Utah 84047
Gentlemen:

    We have acted as counsel to Research Medical, Inc., a Utah corporation ("RMI"), in connection with the merger (the "Merger") of Baxter CVG Services III, Inc., a Utah corporation ("CVG"), a wholly owned subsidiary of Baxter International Inc., a Delaware corporation ("Baxter"), with and into RMI, with RMI being the surviving corporation, as more fully described in that certain Amended and Restated Agreement and Plan of Merger, dated December 3, 1996, as amended and restated on February 4, 1997 (the "Agreement"), by and among RMI, Baxter and CVG, and in that certain draft of S-4 Registration Statement dated as of February 7, 1997 (the "Registration Statement"), to be filed with the Securities and Exchange Commission. This opinion is delivered to you pursuant to
Section 9.3(f) of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Agreement. Further, all references to the Code are to the Internal Revenue Code of 1986, as amended.

    In connection with this opinion, we have reviewed a signed copy of the Agreement, the Registration Statement and all other documents we have deemed necessary or appropriate for purposes of this opinion. In addition, we expressly rely upon the representations and facts set forth in the Agreement and the Registration Statement. If any of the representations and facts set forth in the Agreement and the Registration Statement upon which this opinion is based are not true and accurate, both on the date of this letter and at the effective date of the Merger, then we express no opinion. Further, our opinion assumes that the Merger will occur fully in accordance with the terms and provisions of the Agreement insofar as they are pertinent to this opinion. If it does not, then the continuing validity of this opinion may be affected.

    Based on the foregoing, and subject to the qualifications and exceptions heretofore and hereafter set forth, it is our opinion that for Federal income tax purposes:

    1. The Merger as outlined in the Agreement will constitute a tax free reorganization within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(E).

    2. Baxter, CVG and RMI will each be "a party to the reorganization," within the meaning of Code Section 368(b), with respect to the Merger.

    3. No gain or loss will be recognized by the shareholders of RMI Common Stock upon the exchange of their stock for Baxter Common Stock pursuant to the Merger.

    4. Any cash received by the shareholders of RMI Common Stock in lieu of a fractional share of Baxter Common Stock will be treated as having been received in redemption of the fractional share so cashed out and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the fractional share interest surrendered in exchange therefor. Provided the fractional share interest was held as a capital asset at the time of redemption, such gain or loss will constitute capital gain or loss.

    5. The basis of Baxter Common Stock received by the Shareholders of RMI Common Stock in the Merger will be the same as the basis of the RMI Common Stock surrendered in exchange therefor, after appropriate reduction for the basis of any fractional share for which cash is received.

    6. The holding period of Baxter Common Stock received by the shareholders of RMI Common Stock in the Merger will include the holding period of the RMI Common Stock surrendered in exchange therefor, provided that the RMI Common Stock surrendered was held as a capital asset at the time of the exchange.

    7.  No gain or loss will be recognized by RMI in connection with the Merger.

    The opinions set forth above are predicated upon and are limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions, and limitations set forth below:

    (a) The opinions and conclusions set forth herein are based upon the Federal income tax laws of the United States, including the Code, Treasury Regulations and judicial and administrative interpretations
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thereof, as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be modified, revoked, supplemented or otherwise changed, with possible retroactive effect. A material change in the legal authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions. However, we undertake no obligation to reexamine or revise our opinion in the light of any such changes.

    (b) The opinions set forth herein are limited to those Federal income tax consequences of the Merger which are specifically addressed in the seven numbered paragraphs above. In particular, no opinion is expressed with respect to the tax consequences of the Merger under Code Sections 55 through 59 and the Regulations thereunder (providing for alternative minimum tax). We also express no opinion or conclusion with regard to foreign, state or local income tax consequences.

    (c) In rendering the opinions set forth above, we have assumed that the shareholders of RMI Common Stock have no plan or intention to sell, exchange or otherwise dispose of an amount of shares of Baxter Common Stock to be received in the Merger that would reduce their ownership of Baxter Common Stock to a number of shares having in the aggregate a value as of the effective date of the Merger of less than fifty percent (50%) of the total value of all Common Stock of RMI outstanding immediately prior to the Merger. For purposes of this assumption, shares of RMI Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Baxter Common Stock will be treated as RMI Common Stock outstanding immediately prior to the Merger.

    (d) We have also assumed that, following the Merger, RMI will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at lease ninety percent (90%) of the fair market value of CVG's net assets and at least seventy percent (70%) of the fair market value of CVG's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by RMI or CVG to shareholders who receive cash or other property, amounts used by RMI or CVG to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by RMI, will be included as assets of RMI or CVG, respectively, immediately prior to the Merger.

    (e) We have further assumed that neither Baxter, CVG nor RMI will take any actions, either prior to or after the Merger, which would cause the Merger not to be a tax free reorganization within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(E); that prior to the Merger Baxter will be in control of CVG within the meaning of Code Section 368(c); that in the Merger shares of RMI stock representing control of RMI, as defined in Code Section 368(c), will be exchanged solely for voting stock of Baxter; that none of the parties to the Merger is an investment company as defined in Code Section 368(a)(2)(F)(iii) and
(iv); that RMI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A); that there is no intercorporate indebtedness between any of the parties that was issued, acquired or will be settled at a discount; and that each of the parties will pay its own expenses in connection with the Merger.

    (f) We have further assumed that the sole consideration to be received by the shareholders of RMI in exchange for their RMI stock will consist of Baxter stock and cash in lieu of fractional shares of Baxter stock and that such consideration is the result of arm's length bargaining between the parties.

    (g) We have further assumed that, following the Merger, Baxter will continue the historic business of RMI and that prior to the Merger no assets of RMI will have been sold, transferred or otherwise disposed of which would prevent Baxter from continuing the historic business of RMI.

    (h) We have further assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and the legal capacity of the signing parties to execute and deliver such documents.

    (i) The opinions set forth herein are given only as of the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter.

    (j) The opinions set forth herein are given solely to RMI for its benefit and the benefit of its shareholders and are given solely in connection with the Merger and shall not be deemed binding for any other purpose, and you shall not have the right to rely thereon for any other purpose.

                                          Very truly yours,
                                          RAY, QUINNEY & NEBEKER
                                          /s/ Gerald T. Snow